Ex . 99 . A 4 - 2

Exhibit 24(b)(3)(b)

Amended and Restated Participation Agreement

AMENDED and RESTATED

PARTICIPATION AGREEMENT

Between

JANUS ASPEN SERIES

And

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

Dated

As of

March 1, 2003

TABLE OF CONTENTS

ARTICLE I.	Sale and Redemption of Trust Shares		3
	1.1	General	3
	1.2	Sale	3
	1.3	Redemption	3
	1.4	Company As Agent of Trust	3
	1.5	Payment for Purchases and Redemptions	4
	1.6	Business Day	4
	1.7	Book Entry	4
	1.8	Dividends and Distributions	4
	1.9	Net Asset Value Availability	5
	1.10	Trust as Sole Investment Vehicle of Account	5
	1.11	Availability of Trust Shares to Others	5
	1.12	Pricing Errors	6
	1.13	Prospectus Policies	6
ARTICLE II.	Representations and Warranties		6
	2.1	By the Company	6
	2.2	By the Trust	7
ARTICLE III.	Voting		9
	3.1	By the Company	9
	3.2	1940 Act Compliance	9
ARTICLE IV.	Sales and Advertising Material and Information		9
	4.1	Approval Prior to Use	9
	4.2	Representations and Statements By Company	11
	4.3	Representations and Statements By Trust	11
	4.4	Company Filings	12
	4.5	Copies of Drafts	12
	4.6	Sales Material Defined	13
ARTICLE V.	Obligations of the Parties		13
	5.1	Trust Filing Obligations	13
	5.2	Company Filing Obligations	14
	5.3	Printing and Distribution of Prospectuses and other Materials	14
	5.4	Statement of Additional Information Printing and Distribution	14
	5.5	Annual and Semi-Annual Report Printing and Distribution	15
	5.6	Proxy Printing and Distribution	15
	5.7	Confirmations, Contract Annual Statements and 1099 Forms	15
ARTICLE VI.	Diversification		15
	6.1	Code Section 817(h)	15
ARTICLE VII.	Potential Conflicts		16
	7.1	Trust Exemptive Application	16
	7.2	Material Irreconcilable Conflict (Trustees)	16

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	7.3	Material Irreconcilable Conflict (Company)	16
	7.4	Material Irreconcilable Conflict (Resolution)	17
ARTICLE VIII.	Indemnification		17
	8.1	Indemnification by The Company	17
	8.2	Indemnification by the Trust	19
	8.3	Indemnification Procedures	20
	8.4	Willful Misfeasance, Bad Faith, Gross Negligence	21
	8.5	Successors and Survival	21
ARTICLE IX.	Applicable Law		22
	9.1	State Law Applicable	22
	9.2	Securities Laws Applicable	22
ARTICLE X.	Termination		22
	10.1	Events Creating Termination	22
	10.2	Notice Requirement	24
	10.3	Effect of Termination	24
ARTICLE XI.	Applicability to New Accounts and New Contracts		25
	11.1	When Applicable	25
ARTICLE XII.	Notices		25
	12.1	General	25
ARTICLE XIII.	Miscellaneous		26
	13.1	Trust Liability	26
	13.2	Captions	26
	13.3	Counterparts	26
	13.4	Severability	26
	13.5	Inspection	26
	13.6	Binding Obligation	27

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SCHEDULES

1	Separate Accounts Available Under the Contracts

2	Variable Contracts Subject to Participation Agreement

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AGREEMENT

     THIS AGREEMENT is made as of this 1st day of March, 2003, amends and restates the Agreement made as of March 1, 1994, as amended, by and between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware business trust (the “Trust”), and WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO, an Ohio corporation (the “Company”), on its own behalf and on behalf of each separate account and subaccount thereof of the Company named in Schedule 1 to this Agreement as in effect at the time this Agreement is executed and such other separate accounts that may be added to Schedule 1 from time to time in accordance with the provisions of Article XI of this Agreement (each such separate account referred to as the “Account”).

     WHEREAS, the Trust desires to engage in business as an open-end management investment company and to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively referred to as “Variable Insurance Products,” the owners of such products being referred to as “Contract Owners”) to be offered by insurance companies which have entered into participation agreements with the Trust (“Participating Insurance Companies”); and

     WHEREAS, the beneficial interest in the Trust is divided into numerous series of shares, each designated a “Portfolio” and each series of shares representing an interest in a particular managed portfolio of securities and other assets; and

     WHEREAS, each Portfolio issues its shares in one or more classes, including Institutional Shares which are the subject of this Agreement (“Portfolio shares”); and

     WHEREAS, the Trust has filed a registration statement (the “Trust Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on Form N-1A to register itself as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register the offer and sale of its Portfolio shares under the Securities Act of 1933, as amended (the “1933 Act”); and

     WHEREAS, the Trust has received an order from the SEC granting Participating Insurance Companies and their variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit Portfolio shares to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and qualified pension and retirement plans outside of the separate account context (the “Shared Trust Exemptive Order”); and

     WHEREAS, the Company has filed a registration statement with the SEC to register under the 1933 Act certain variable annuity contracts described in Schedule 2 to this Agreement as in effect at the time this Agreement is executed and such other variable annuity contracts and variable life insurance policies which may be added to Schedule 2 from time to time in accordance with Article XI of this Agreement (the “Contracts,” each such registration statement for a class or classes of Contracts listed on Schedule 2 being referred to as the “Contracts Registration Statement”); and

     WHEREAS, the Account, a validly existing segregated asset account, duly authorized by resolution of the Board of Directors of the Company on the date set forth on Schedule 1, sets aside and invests assets attributable to the Contracts; and

     WHEREAS, the Company has registered or will have registered the Account with the SEC as a unit investment trust under the 1940 Act before any Contracts are issued by the Account; and

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Portfolio shares on behalf of the Account to fund the Contracts;

     NOW, THEREFORE, in consideration of their mutual promises, the Company and the Trust agree as follows:

ARTICLE I.      Sale and Redemption of Trust Shares

     1.1     General. The Trust agrees to sell to the Company Portfolio shares which the Company orders on behalf of the Account, executing such orders on a daily basis in accordance with Section 1.4 of this Agreement.

     1.2     Sale. The Trust agrees to make Portfolio shares available for purchase by the Company on behalf of the Account at the net asset value per share next computed after receipt of such purchase order by the Trust (or its agent) on Business Days as defined in Section 1.6 of this Agreement, and the Trust shall use best efforts to calculate such net asset value on each such Business Day. Notwithstanding any other provision in this Agreement to the contrary, the Trustees of the Trust (the “Trustees”) may suspend or terminate the offering of shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under Federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of any Portfolio.

     1.3     Redemption. The Trust agrees to redeem, at the Company’s request, any full or fractional shares of any Portfolio of the Trust held by the Account or the Company, executing such requests at the net asset value per share next computed after receipt of such redemption order by the Trust (or its agent) on Business Days as defined in Section 1.6 of this Agreement. Notwithstanding the foregoing, the Trust may delay redemption of Portfolio shares to the extent permitted by the 1940 Act.

     1.4     Company As Agent of Trust. For purposes of Sections 1.1, 1.2 and 1.3, the Company shall be the agent of the Trust for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Trust provided that (i) such orders are received by the Company in good order prior to the time the net asset value per share of each Portfolio is computed in accordance with its prospectus, and (ii) the Trust receives notice of such purchase or redemption order by 12:00 noon, Eastern Time on such next Business Day.

     A purchase or redemption order for any Portfolio share that does not satisfy the conditions specified above will be effected at the net asset value per share next computed after the conditions specified above have been satisfied.

     1.5     Payment For Purchases and Redemptions. Purchase orders that are transmitted to the Trust in accordance with this Section 1.5 shall be paid for on the same Business Day that the Trust has received notice of the order. Payment shall be made in Federal funds transmitted by wire. The Company shall use its best efforts to ensure that funds are received by the Trust by 12:00 noon Eastern Time, provided that the parties acknowledge that the Trust may, from time to time, accept funds received thereafter so long as the wire was originated by the Company by 12:00 noon Eastern Time. Redemption orders that are transmitted to the Trust in accordance with this Section 1.5 shall be paid for on the same Business Day that the Trust has received notice of the redemption order (to the extent such payment can be transmitted by wire at the time the redemption order is processed by the Trust; it being understood that, if such payment cannot be so transmitted, such payment will be transmitted on the following Business Day). Payment for redemption orders shall be made in Federal funds transmitted by wire.

     1.6     Business Day. For the purposes of this Article I, “Business Day” shall mean any day for which the Trust calculates net asset value per share as described in the Trust’s then currently effective prospectus.

     1.7     Book Entry. Issuance and transfer of Portfolio shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for Portfolio shares will be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

     1.8     Dividends and Distributions. The Trust shall furnish notice (by wire or telephone) to the Company of any income dividends or capital gain distributions payable on Portfolio shares. The Company hereby elects to receive all such dividends and distributions as are payable on any Portfolio shares in additional shares of that Portfolio. The Trust shall notify the Company of the number of Portfolio shares so issued as payment of such dividends and distributions.

     1.9     Net Asset Value Availability. The Trust or its custodian shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practicable after the net asset value per share for such Portfolio is calculated and shall calculate such net asset value in accordance with the Trust’s then currently effective prospectus. If, on a given Business Day, the Trust is unable to make the net asset value per share for a Portfolio for such Business Day available to the Company by 6:00 p.m., Eastern Time, the Trust shall so notify the Company before 6:00 p.m.

     1.10     Trust as Sole Investment Vehicle of Account. The Company agrees to purchase and redeem Portfolio shares offered by the then currently effective prospectus of the Trust in accordance with the provisions of such prospectus. While this Agreement is in effect, the Company agrees that all net amounts available under the Contracts shall be invested only in the Trust and/or in the Company’s general account, provided that such amounts may also be invested in an investment company other than the Trust if: (a) such other investment company is advised by the Trust’s investment adviser and the Trust, in its sole discretion, consents to the use of such other investment company, or (b) there is a substitution of the Trust made in accordance with Section 10.1 (e) of this Agreement. The Company also agrees that it will not take action to operate the Account as a management investment company under the 1940 Act without the Trust’s prior written consent.

     1.11     Availability of Trust Shares to Others. The Trust agrees that Portfolio shares will be sold only to Participating Insurance Companies and their separate accounts, and also to qualified pension and retirement plans outside of the separate account context. The Trust will not sell Portfolio shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Section 3.1 and Article VII of this Agreement is in effect to govern such sales. No shares of any Portfolio will be sold to the general public. The Company agrees to purchase Portfolio shares only for the purpose of funding the Contracts listed in Schedule 2, as amended from time to time.

     1.12     Pricing Errors. In the event adjustments are required to correct any material error in the computation of the net asset value of a Portfolio’s shares, the Trust shall notify the Company as soon as practicable after discovering the need for those adjustments which result in a reimbursement to an Account in accordance with the Trust’s then current policies on reimbursement, which the Trust represents are consistent with applicable SEC standards. If an adjustment is to be made in accordance with such policies to correct an error which has caused an Account to receive an amount different than that to which it is entitled, the Trust shall make all necessary adjustments to the number of shares owned in the Account and distribute to the Account the amount of such underpayment for credit to the Contract owners.

     1.13     Prospectus Policies. All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. The Company shall use its best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Portfolio shares, particularly those related to market timing. The Company acknowledges that orders accepted by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 noon Eastern Time on the next day following Business Day after any such cancellation.

     In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with it investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

ARTICLE II.        Representations and Warranties

               2.1     By the Company.

(a) The Company represents and warrants that the Contracts are registered under the 1933 Act and that the Contracts will be issued and sold in compliance in all material respects with applicable Federal and state laws. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly authorized the Account as a separate account under the New York Insurance Code, and that it has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for the Contracts. The Company shall amend the Contracts Registration Statement under the 1933 Act, and the Account’s Registration Statement under the 1940 Act, from time to time as required in order to effect the continuous offering of the Contracts, as described in the then currently effective prospectus for the Contracts and the Account. The Company shall register and qualify the Contract for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Company.

(b) The Company represents that the Contracts are currently and at the time of issuance will be treated as annuity contracts, endowment contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code, and agrees that it will make every effort to maintain such treatment, and that it will notify the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

(c) The Company represents that its operations and the operations of the Account shall at all times remain in material compliance with the applicable laws of the State of Ohio to the extent required to perform this Agreement.

               2.2     By the Trust.

(a) The Trust represents and warrants that the offer and sale of Portfolio shares sold pursuant to this Agreement are registered under the 1933 Act and are duly authorized for issuance in accordance with applicable law, and that the Trust is and shall remain registered under the 1940 Act for so long as the Portfolio shares are sold. The Trust further represents and warrants that it is an unincorporated business trust duly organized and in good standing under the laws of Delaware. The Trust shall amend the Trust Registration Statement under the 1933 Act and the 1940 Act from time to time as required in order to effect, for so long as Portfolio shares are sold, the continuous offering of Portfolio shares as described in the Trust’s then currently effective prospectus. The Trust shall register and qualify Portfolio shares for sale in accordance with the securities laws of the various states only if and to the extent deemed necessary by the Trust.

(b) The Trust represents that it will make best efforts to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and to maintain such qualification (under Subchapter M or any successor or similar provision), and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

(c) The Trust’s Portfolio shares currently do not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, or in contravention of such rule, although to the extent permitted and in conformity with the requirements under the 1940 Act it may make such payments in the future.

(d) The Trust makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states, except that the Trust represents that its operations are and shall at all times remain in material compliance with the applicable corporation and trust laws of the State of Delaware to the extent required to perform this Agreement.

ARTICLE III.      Voting.

                   3.1      By the Company. Subject to applicable law, the Company shall:

(a)	solicit voting instructions from Contract Owners;

(b)	calculate voting privileges in a manner consistent with other Participating Insurance Companies;

(c)	vote Portfolio shares of each Portfolio attributable to Contract Owners in a manner consistent with voting instructions timely received from such Contract Owners; and

(d)	vote Portfolio shares of each Portfolio attributable to Contract Owners for which no voting instructions have been received, as well as shares attributable to the Company in the same proportion as the Company votes Portfolio shares of such Portfolio for which the Company has received instructions;

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass through voting privileges for variable insurance products contract owners. The Company reserves the right to disregard Contract Owner voting instructions and vote the Portfolio shares held in the Account in its own right, to the extent permitted by law. The Company shall be responsible for assuring that voting privileges for the Account are calculated in a manner consistent with the provisions set forth above. The Company shall not oppose or interfere with the solicitation of proxies for Portfolio shares attributable to Contract Owners without the Trust’s prior written consent, which consent may be withheld in the Trust’s sole discretion. The Company shall not initiate, or solicit Contract Owners to initiate, any proxy solicitation.

               3.2     1940 Act Compliance. The Trust will comply with applicable provisions of the 1940 Act pertaining to voting by shareholders.

ARTICLE IV.      Sales and Advertising Material and Information

               4.1     Approval Prior to Use.

(a) All sales literature, advertising or other promotional material for the Account and the Contracts, and each piece of sales literature, advertising or other promotional material in which the Company or the Account is or should be named (all such material, as further defined in Section 4.6, collectively, “Material” for purposes of this Article IV) created by the Trust, if any, shall be approved by the Company or its designee in writing prior to its use. The Company agrees to respond to a request by the Trust for approval of Material on a prompt and timely basis, but in no event later than five business days after receipt of Material from the Trust by the Company or its designee. No Material shall be used unless so approved by the Company or its designee. The Company or its designee shall file all Material with the NASD and state insurance regulators in accordance with the filing requirements of such regulators. To the extent not assumed or reimbursed by the Trust’s investment adviser (“Adviser”) or its affiliates, the Trust shall bear all expenses attributable to the preparation, filing, mailing and distribution of all Material created by the Trust.

(b) All Material created by the Company, in which the Trust or its Adviser is or should be named if any, shall be approved by the Trust or its designee in writing prior to its use. The Trust agrees to reply to a request for approval on a prompt and timely basis, but in no event later than five business days after receipt of Material from the Company by the Trust or its designee. No Material shall be used unless so approved by the Trust or its designee. The Company or its designee shall file all Material with the NASD and state insurance regulators in accordance with the filing requirements of such regulators. The Company shall bear all expenses attributable to the preparation, filing, mailing and distribution of all Material created by the Company.

                   4.2    Representations and Statements By Company. The Company shall not give any information or make any representations or statements on behalf of or concerning the Trust or its Adviser, in connection with the sale of the Contracts, other than the information or representations contained in and accurately derived from: (1) the Registration Statements for the Contracts and the Account filed with the SEC by the Company, as such Registration Statements may be amended or supplemented from time to time; (2) the Trust Registration Statement, as such Registration Statement may be amended or supplemented from time to time; (3) published shareholder reports of the Trust; (4) Trust-sponsored proxy materials; or, (5) Material developed by the Trust or its designee and approved by the Company, except as required by legal process or regulatory authorities, or with the written permission of the Trust or its designee.

                   4.3    Representations and Statements By Trust. The Trust shall not give any information or make any representations on behalf of or concerning the Company, the Account or the Contracts other than the information or representations contained in and accurately derived from: (1) the Registration Statements for the Contracts and the Account filed with the SEC by the Company, as such Registration Statements may be amended or supplemented from time to time; (2) the Trust Registration Statement, as such Registration Statement may be amended or supplemented from time to time; (3) published reports of the Company, the Account or the Contracts which are in the public domain or approved in writing by the Company for distribution to Contract Owners; or, (4) Material developed by the Company or its designee and approved in writing by the Trust or its designee, except as required by legal process or regulatory authorities, or with the written permission of the Company or its designee.

               4.4     Company Filings. The Company will provide the Trust with a draft of the prospectus for the Contracts and the Account, and all amendments and supplements thereto, for the Trust’s review prior to the filing of such documents with the SEC. The Company will provide to the Trust at least one complete copy of all reports, solicitations for voting instructions, applications for exemptions, requests for no-action letters, and all amendments or supplements to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document with the SEC or other regulatory authorities.

               4.5     Copies of Drafts. Each party will make best efforts under the circumstances to provide to the other party copies of draft versions of any registration statements, prospectuses, Statements of Additional Information, reports, proxy statements, solicitations for voting instructions, applications for exemptions, requests for no-action letters, and all amendments or supplements to any of the above, to the extent that the other party reasonably requests any information contained in such draft version for purposes of preparing a report or other filing to be filed with or submitted to a regulatory agency. If a party requests any such draft version before such a report or other filing has been filed, the other party will provide the requested information if then available and in the draft version then available at the time of such request.

               4.6     Sales Material Defined. For purposes of this Article IV, the phrase “Material” includes, but is not limited to, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

ARTICLE V.      Obligations of the Parties

               5.1     Trust Filing Obligations. The Trust shall prepare and be responsible for filing with the SEC, and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and Statements of Additional Information of the Trust. The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section 5.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares. The Company shall be responsible for and shall bear the costs of filing such documents with any state insurance regulators requiring such filing. The Trust shall prepare and file on a timely basis with the appropriate regulatory authorities, at the Trust’s expense, all required tax returns pertaining to Trust matters.

               5.2     Company Filing Obligations. The Company shall prepare and be responsible for filing with the SEC, and any state regulators requiring such filing, all Contract forms and applications, registration statements for the Account and the Contracts, and prospectuses and Statements of Additional Information for the Contracts. The Company shall bear the costs of registration and qualification of its Contracts, preparation and filing of the documents listed in this Section 5.2 and all taxes applicable to the Account and Contracts.

The Company shall prepare and file on a timely basis with the appropriate regulatory authorities, at the Company’s expense, all required tax returns pertaining to the Account.

               5.3     Printing and Distribution of Prospectuses and other Materials.

(a) At the option of the Company, the Trust shall either (a) provide the Company (at the Company’s expense) with as many copies of the Portfolio shares’ current prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera ready copy of such documents in a form suitable for printing. The Trust shall use best efforts to provide camera-ready or diskette copies of annual and semi-reports to the Company no later than 45 days (and in no event later than 50 days) after the end of the Portfolio’s reporting period. The Trust shall provide the Company with a copy of its statement of additional information in a form suitable for duplication by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

(b) The Company shall bear the costs of printing and distributing the Portfolio shares’ prospectus, statement of additional information, shareholder reports and other shareholder communications to owners of and applicants for polices for which Portfolio shares of the Trust is serving or is to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

(c) If the Company elects to include any materials provided by the Trust, specifically prospectuses, SAIs, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Trust and for promptly replacing such materials with all updates provided by the Trust.

               5.4     Confirmations, Contract Annual Statements and 1099 Forms. The Company shall be responsible for and bear the expense of producing and distributing confirmations of each transaction in a Contract, annual statements for each Contract which summarize transactions which have occurred in each Contract during the previous Contract year, and individual 1099 Federal tax forms for each Contract.

ARTICLE VI.      Diversification

               6.1     Code Section 817(h). The Trust will at all times comply with Section 817(h) of the Code, and all regulations issued thereunder.

ARTICLE VII.      Potential Conflicts

               7.1     Trust Exemptive Application. The Company has reviewed a copy of an application for exemptive relief, originally filed by the Trust on May 20, 1993 with the SEC, and any amendments thereto, and has reviewed the conditions to the requested relief set forth therein. As set forth in such application, the Company agrees to report any potential or existing conflicts promptly to the Trustees, including any decision by the Company to disregard Contract owner voting instructions, and recognizes that it will be responsible for assisting the Trustees in carrying out their responsibilities under such application and order. The Company agrees to carry out such responsibilities in the interests of existing Contract Owners.

               7.2     Material Irreconcilable Conflict (Trustees). If a majority of the Trustees, or a majority of disinterested Trustees, determines that a material irreconcilable conflict exists with regard to Contract Owner investments in the Trust, the Trustees shall give prompt notice to all Participating Insurance Companies. The Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Trustees), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to: (a) withdrawing the assets allocable to the Account from the Trust or any Portfolio of the Trust and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether such segregation should be implemented to a vote of all affected Contract Owners; and/or (b) establishing a new registered management investment company.

               7.3     Material Irreconcilable Conflict (Company). If a material irreconcilable conflict arises as a result of a decision by the Company to disregard Contract Owner voting instructions and such decision represents a minority position or would preclude a majority vote by all Contract Owners having an interest in the Trust, the Company may be required, at the Trustees’ election, to withdraw the Account’s investment in the Trust and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

               7.4     Material Irreconcilable Conflict (Resolution). For the purpose of this Article, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to bear the expense of establishing a new funding medium for any Variable Insurance Product. The Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract Owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company shall withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

ARTICLE VIII.      Indemnification

               8.1     Indemnification by The Company. The Company agrees to indemnify and hold harmless the Trust, and each person who controls the Trust within the meaning of such terms under the Federal securities laws and any officer, trustee, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, “Losses” for purposes of this Article VIII), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Contracts Registration Statement, prospectus for the Contracts (or any amendment or supplement thereto) or sales literature for the Contracts or the Contracts themselves (collectively, “Company Documents” for purposes of this Article VIII), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or such alleged statement or alleged omission was made in reliance upon and was accurately derived from written information furnished to the

Company by or on behalf of the Trust for use in Company Documents, or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

(b) arise out of or result from statements or representations by or on behalf of the Company (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 8.2(a)) or wrongful conduct of the Company, or persons under its control, with respect to the sale or distribution of the Contracts or Portfolio shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents (as defined in 8.2(a)) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of the Company; or

(d) arise out of or result from any failure by the Company to provide the services or furnish the materials under the terms of this Agreement; or

(e) arise out of or result from any material breach by the Company of this Agreement, including but not limited to any failure to transmit a request for redemption or purchase of Portfolio shares on a timely basis in accordance with the procedures set forth in Article I.

This indemnification will be in addition to any liability which the Company may otherwise have.

               8.2     Indemnification by the Trust. The Trust agrees to indemnify and hold harmless the Company, and each person who controls the Company within the meaning of such terms under the Federal securities laws and any officer, director, employee or agent of the foregoing, against any and all Losses, to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Trust Registration Statement or prospectus for the Trust (or any amendment or supplement thereto) or sales literature for the Trust (collectively, “Trust Documents” for purposes of this Article VIII), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or alleged statement or alleged omission was made in reliance upon and accurately derived from information furnished to the Trust by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Portfolio shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Trust or the Trust’s investment adviser, or persons under their control, with respect to the sale or distribution of the Contracts or Portfolio shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and accurately derived from written information furnished by the Trust to the Company; or

(d) arise out of or result from any failure by the Trust to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article VI of this Agreement); or

(e) arise out of or result from any material breach by the Trust of this Agreement.

This indemnification will be in addition to any liability which the Trust may otherwise have.

               8.3     Indemnification Procedures. After receipt by a party entitled to indemnification (“Indemnified Party”) under this Article VIII of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Article VIII (“Indemnifying Party”), such Indemnified Party will notify the Indemnifying Party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the Indemnifying Party will not relieve it from any liability under this Article VIII, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party shall be entitled to participate, at its own expense, in the defense of any action brought against an Indemnified Party. The Indemnifying Party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. Upon such election by the Indemnified Party to assume the defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding including any impleaded parties) conclude both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If the Indemnifying Party does not elect to assume the defense of any action, then it will reimburse the Indemnified Party for the reasonable fees of any legal counsel retained by such Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement.

               8.4     Willful Misfeasance, Bad Faith, Gross Negligence. Neither the Company nor the Trust shall be liable under the indemnification provisions of Sections 8.1 or 8.2, as applicable, with respect to any losses incurred or assessed against such Indemnified Party that arise from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

               8.5     Successors and Survival. A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.

ARTICLE IX.      Applicable Law

                9.1      State Law Applicable. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the state of Colorado, without giving effect to the principles of conflicts of laws.

                9.2      Securities Laws Applicable. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms hereof shall be limited, interpreted and construed in accordance therewith.

ARTICLE X.      Termination

               10.1     Events Creating Termination. This Agreement shall terminate:

                     (a)     at the option of either party upon six months’ advance written notice to the other party, such termination to be effective no earlier than five years following the date on which the first Contract is issued to the public, or

                    (b)     at the option of the Company it no shares of any Portfolio are reasonably available to meet the requirements of the Contracts. Prompt notice of the election to terminate for such cause shall be furnished by the Company, said termination to be effective ten days after receipt of notice unless the Trust makes available a sufficient number of Portfolio shares to meet the requirements of the Contracts within said ten day period; or

                     (c)     upon requisite vote of the Contract Owners having an interest in the affected Portfolio, to substitute the shares of another investment company for the affected Portfolio shares of the Trust in accordance with the terms of the Contracts and subject to the Company’s right to disregard Contract Owner voting instructions in accordance with applicable law. The Company shall give 60 days’ prior written notice to the Trust of the date of any proposed vote to replace the affected Portfolio shares;

                     (d)     at the option of the Company or the Trust upon conclusion of formal proceedings against the other party by the NASD, the SEC, the insurance commission of any state or any other regulatory body where the outcome of such proceedings materially impairs such other party’s ability to meet and perform its obligations and duties under this Agreement; or

                     (e)     at the option of the Company or the Trust if either party shall determine, in its sole judgment exercised in good faith, that the other party or its affiliates has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement, or such party is the subject of material adverse publicity, that substantially undermines such party’s ability to meet and perform its obligations under this Agreement or the reputation and goodwill of the terminating party; or

                     (f)     at the option of the Company if the Trust ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably believes based on an opinion of counsel satisfactory to the Trust that the Trust may fail to so qualify; or

                     (g)     at the option of the Company if the Trust fails to meet the diversification requirements specified in Article VI hereof; or

                     (h)     at the option of the Trust if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code; or

                     (i)     at the option of the Company or the Trust if the Master Agreement between the Company and the Adviser is terminated; or

                     (j)     upon the assignment of this Agreement (including, without limitation, any transfer of the Contracts or the Account to another insurance company pursuant to an assumption reinsurance agreement) unless the non-assigning party consents thereto; or

                     (k)     at the option of the Company or the Trust upon the other party’s breach of any material provision of this Agreement other than a breach set forth in Section 10.1(f)-(h).

               10.2 Notice Requirement. No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to the other party to this Agreement of its intent to terminate. Such notice shall set forth the basis for such termination and comply with the following provisions, as applicable:

                     (a)     In the event that any termination is based upon the provisions of Section 10.1(a)-(c) of this Agreement, such prior written notice shall be given in accordance with such provisions;

                     (b)     In the event that any termination is based upon Section 10.1(d)-(j) of this Agreement, such termination shall become effective upon receipt of written notice by the non-terminating party; and

                     (c)     In the event that any termination is based upon Section 10.1(k) of this Agreement, the terminating party shall provide 30 days’ written notice of its intention to terminate this Agreement. It the breaching party remedies the default during the 30-day period, or if such default cannot be remedied within the 30-day period and the breaching party begins immediately to take the steps to do so and diligently proceeds toward the remedy, then in either event this Agreement shall remain in effect. Otherwise, the party giving notice may terminate this Agreement at the end of the 30-day period.

               10.3     Effect of Termination.

                     (a)     Notwithstanding any termination of this Agreement pursuant to Section 10.1 of this Agreement, the Trust may at its option continue to make available additional Portfolio shares pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”). Specifically, without limitation, for so long as the Trust makes additional Portfolio shares available, the owners of Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts. The Trust shall provide the Company with at least ninety (90) days’ written notice prior to discontinuing its exercise of this option.

                     (b)     The parties agree that this Section 10.3 shall not apply to any termination under Article VII and the effect of such termination shall be governed by Article VII of this Agreement.

                     (c)     Except as necessary to implement Contract Owner initiated transactions, or as required by state insurance laws or regulations, the Company shall not redeem Portfolio shares attributable to the Contracts (as opposed to Portfolio shares attributable to the Company’s assets held in the Account).

ARTICLE XI.      Applicability to New Accounts and New Contracts

               11.1     When Applicable. The parties to this Agreement may amend the schedules to this Agreement from time to time to reflect changes in or relating to the Contracts and to add new classes of variable annuity contracts and variable life insurance policies to be issued by the Company through an Account investing in the Trust. The provisions of this Agreement shall be equally applicable to each such new classes of contracts or policies, unless the context otherwise requires.

ARTICLE XII.      Notices

               12.1     General. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Janus Aspen Series
100 Fillmore Street
Denver, CO 80206
Attn: General Counsel

If to the Company:

John K. Carter, Esq.
AUSA Life Insurance Company, Inc.
570 Carillon Parkway
St. Petersburg, FL 33716

ARTICLE XIII.      Miscellaneous

               13.l     Trust Liability. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer or shareholder of the Trust individually.

               13.2     Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

               13.3     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which together shall constitute one and the same instrument.

               13.4     Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, this remainder of this Agreement shall not be affected thereby.

               13.5     Inspection. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

               13.6     Binding Obligation. Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

               IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized officer.

WESTERN RESERVE LIFE ASSURANCE CO.
OF OHIO
(Company)

By:	/s/ John K. Carter

Name: John K. Carter
Title: Vice President

JANUS ASPEN SERIES
(Trust)

By:	/s/ Bonnie M. Howe

Name: Bonnie M. Howe
Title: Vice President

Schedule 1

Separate Accounts
Available under the Contracts

Effective March 1, 1994

Name of	Name	Date
Contract	of Account	Established

Janus Annuity	WRL Series Annuity	May 21, 1993
Account B

Schedule 2

Variable Contracts Subject to Participation Agreement

Effective March 1, 1994

SEC
Name of Contract	Contract Form No.	Registration No.

Janus Annuity	VA00010	33-63246